Exhibit 10.16

September 26, 2014

Mehrzad Khakpour

25092 Northrup Drive

Laguna Hills, CA 92653

Dear Mehrzad:

On behalf of Sonendo, Inc., I am pleased to offer you the position of Senior Director of Research, Technology & Innovation, effective September 26, 2014 (the “Effective Date”). In your new capacity in the company, you will continue reporting to me.

Your base salary for this full-time exempt position will be $190,000 per annum, paid semi-monthly. You will be eligible to participate in the Company’s bonus program, which may be amended from time to time, with a target incentive of 15% of your annual base salary. Your actual incentive bonus payout will depend on the achievement of pre-determined objectives and, to the extent applicable, the Compensation Committee’s assessment of your individual performance. To be eligible for the incentive bonus, you must remain employed and in good standing with the Company through the date that the incentive bonus is paid. The incentive bonus will be paid annually, typically within two months after the fiscal year for which they are earned.

If you wish to accept the offer, please sign in the place provided below and return it to me within seven days from the date of this letter.

This new position does not change the at will nature of our relationship. Our relationship is, and will always be, one of voluntary employment at will. At will means that either the employee or the Company can terminate the employment relationship at any time with or without cause or reason.

On behalf of the Sonendo team, I’d like to congratulate you and wish you success in your new position.

Very truly yours,

/s/ Bjarne Bergheim
Bjarne Bergheim
President & Chief Executive Officer

AGREED AND ACCEPTED this

26 day of September, 2014

/s/ Mehrzad Khakpour
Mehrzad Khakpour
Date updated: 27-Feb-2014

26061 Merit Circle, Suite 102

Laguna Hills, California 92653

Ph: 949.SONENDO

Fax: 949.305.5201